EXHIBIT 10.38

SECURITIES PURCHASE AGREEMENT

by and among
MIMEDX GROUP, INC.,
FALCON FUND 2 HOLDING COMPANY, L.P.
and
THE OTHER INVESTORS SET FORTH ON SCHEDULE 1 HERETO

Dated as of June 30, 2020

TABLE OF CONTENTS

Article I	DEFINITIONS 1

Section 1.1	Definitions 1

Section 1.2	Construction 14

Article II	PURCHASE AND SALE 15

Section 2.1	Purchase and Sale at the Closing 15

Section 2.2	Closing 15

Article III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 16

Section 3.1	Organization 16

Section 3.2	Power and Authority, Execution and Delivery 17

Section 3.3	Enforceability 17

Section 3.4	No Violation 17

Section 3.5	Consents and Approvals 18

Section 3.6	SEC Filings 18

Section 3.7	Absence of Certain Changes 19

Section 3.8	Investment Company Act 19

Section 3.9	Litigation 19

Section 3.10	Capitalization 19

Section 3.11	Status of Securities 21

Section 3.12	Tax Returns and Payments 21

Section 3.13	Labor and Employment Matters 21

Section 3.14	Compliance with ERISA 23

Section 3.15	Intellectual Property; Licenses; System and Data, etc 23

Section 3.16	Ownership of Properties; Title; Real Property; Leases 26

Section 3.17	Environmental Matters 26

Section 3.18	Insurance 27

Section 3.19	Compliance with Laws 27

Section 3.20	Indebtedness 28

Section 3.21	No Brokers 28

Section 3.22	Economic Sanctions/OFAC 28

Section 3.23	Foreign Corrupt Practices Act 28

Section 3.24	Money Laundering 29

Section 3.25	Health Care and FDA Regulatory Matters 29

Section 3.26	Sale of Securities 31

Section 3.27	Authorized Shares 31

Section 3.28	No Other Representations or Warranties 32

Section 3.29	No Other Purchaser Representations or Warranties 32

Article IV	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS 32

Section 4.1	Organization 33

Section 4.2	Power and Authority, Execution and Delivery 33

Section 4.3	Enforceability 33

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TABLE OF CONTENTS

Section 4.4	No Violation 33

Section 4.5	Consents and Approvals 33

Section 4.6	Financing 34

Section 4.7	Ownership of Company Stock 34

Section 4.8	Brokers and Other Advisors 34

Section 4.9	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans 34

Section 4.10	Purchase for Investment 34

Section 4.11	No Other Company Representations or Warranties 35

Section 4.12	Resignation of Preferred Directors 36

Section 4.13	No Other Agreements 36

Article V	ADDITIONAL COVENANTS 36

Section 5.1	Public Disclosure 36

Section 5.2	Confidentiality 36

Section 5.3	Standstill 37

Section 5.4	Transfer Restrictions 39

Section 5.5	Legend 40

Section 5.6	Investor Directors 41

Section 5.7	Tax Matters 44

Section 5.8	Pre-emptive Rights 46

Section 5.9	Relisting of Shares 48

Section 5.10	Listing of Shares 48

Section 5.11	Foreign Corrupt Practices Act Policies 48

Article VI	GENERAL PROVISIONS 48

Section 6.1	Notices 48

Section 6.2	Assignment; Third Party Beneficiaries 50

Section 6.3	Prior Negotiations; Entire Agreement 50

Section 6.4	Governing Law; Venue 51

Section 6.5	Counterparts 51

Section 6.6	Waivers and Amendments; Rights Cumulative; Consent 51

Section 6.7	Headings 51

Section 6.8	Specific Performance 51

Section 6.9	WAIVER OF JURY TRIAL 52

Section 6.10	Severability 52

Section 6.11	Expenses 52

Section 6.12	Limitations Regarding the Representations and Warranties 52

Section 6.13	Rights and Remedies under the New Credit Agreement 53

Section 6.14	Acknowledgement 53

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SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 30, 2020 is made by and between MiMedx Group, Inc., a Florida corporation (the “Company”), Falcon Fund 2 Holding Company, L.P., a Delaware limited partnership (the “EW Investor”) and the other investors whose names are set forth on Schedule 1 hereto (each a “Hayfin Investor”, collectively the “Hayfin Investors”, and together with EW Investor, the “Investors”). The Company and each of the Investors are referred to herein, individually, as a “Party,” and, collectively, as the “Parties.” Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof.
RECITALS
WHEREAS, pursuant to the terms and conditions contained in this Agreement, (a) the Company desires to issue and sell, and each Investor desires to purchase and acquire from the Company, at the Closing, that aggregate number of shares of the Company’s Series B Convertible Preferred Stock, with a par value of $0.001 per share and having the designation, preferences, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions, as specified in the Preferred Stock Amendment (as defined below) set forth opposite such Investor’s name in the column headed “Private Placement Shares” on Section (a) or Section (b) (as applicable) of Schedule 1, with each such Investor making such purchase severally and not jointly.
WHEREAS, on or about the date hereof, the Company, as borrower, will enter into a loan agreement with the Initial Term Loan Lenders (as defined therein) and an aggregate commitment amount of up to $75,000,000 with the lenders thereto and Hayfin Services LLP, as administrative agent and collateral agent (the “New Credit Agreement”).
NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company and each Investor hereby agree as follows:

Article I

DEFINITIONS
Section 1.1    Definitions.
(a)    Except as otherwise expressly provided in this Agreement, whenever used in this Agreement, the following terms shall have the respective meanings specified below:
“10% Holder” means, with respect to the EW Investor, that since the Closing, the EW Investor and its Affiliates have at all times beneficially owned at least 10% of the total number of outstanding shares of Common Stock (calculated on a Fully-Diluted Basis).
“5% Holder” means, with respect to the EW Investor, that since the Closing, the EW Investor and its Affiliates have at all times beneficially owned at least 5% of the total number of outstanding shares of Common Stock (calculated on a Fully-Diluted Basis) but the EW Investor and its Affiliates beneficially own less than 10% of the total number of outstanding shares of Common Stock (calculated on a Fully-Diluted Basis).
“Action” means any action, cause of action, claim, complaint, charge, suit, demand, inquiry, investigation, indictment, litigation, hearing, mediation, arbitration or other proceeding, whether civil, criminal, administrative, judicial or investigative, formal or informal, whether at Law or in equity and whether private or public, including by or before any Governmental Entity.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and in the case of an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity that Controls or is Controlled by or under common Control with such investment fund, vehicle or similar entity; provided, that no Excluded Hayfin Entities shall be deemed to be Affiliates of the Hayfin Investors. “Affiliated” has a correlative meaning.
“Aggregate Hayfin Purchase Price” means $10,000,000.
“Articles of Incorporation” means the Amended Articles of Incorporation of the Company, as amended, as in effect on the date hereof.
“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as it may be amended from time to time.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series B Preferred Stock, if any, owned by such Person to Common Stock).
“Board” means the board of directors of the Company.
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.
“Bylaws” means the Amended and Restated Bylaws of the Company, as amended as of October 3, 2018, and as may be further amended from time to time.
“Chapter 11” means Chapter 11 of the Bankruptcy Code.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Charter Documents” means the Articles of Incorporation and Bylaws of the Company, each as amended to the date of this Agreement, and shall include the Preferred Stock Amendment when filed with and accepted for record by the Office of the Department of State of the State of Florida.
“Company Data” means Confidential Data held by the Company or held by any third party in connection with the provision of services to and/or further to an agreement with the Company.
“Company RSU Award” means an award of restricted stock units corresponding to shares of Common Stock.
“Company Stock Option” means an option to purchase shares of Common Stock.
“Company Stock Plans” means the stock-based compensation plans of the Company and its Subsidiaries.
“Competitor” means any Person that in the good faith judgment of the Board is a competitor of the Company, or any Affiliate or successor thereof, including any entity that acquires a controlling interest in a competitor.
“Confidential Data” means (i) proprietary or confidential Data, including Personal Information, of the Company and (ii) proprietary or confidential Data, including Personal Information, of any third party that has been entrusted to the Company.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. “Controlled” has a correlative meaning.
“Credit Agreement” means that certain loan agreement, dated as of June 10, 2019, by and among the Company, Blue Torch Finance LLC and others.
“Data” means data and information of any kind (including images, software code, and other works, files, or data elements), in electronic or tangible form. “Data” also includes any data and information in oral form if so indicated or if suggested by the context in which the term is used.
“Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, which is sponsored, maintained, contributed to by (or to which there is an obligation to contribute of) the Company or any of its ERISA Affiliates or under which the Company or any ERISA Affiliate has or could reasonably be expected to have present or future liability.
“Environmental Claims” means any and all actions (including administrative, regulatory and judicial actions), suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, requests for information, warning letters, notices of deficiencies, notices of investigations (other than internal reports prepared by the Company) arising under Environmental Law or related to any alleged violation of or non-compliance with any Environmental Law or any permit issued, or any approval given, under any Environmental Law, including (i) any actual or threatened claims or assertions of liability by any Governmental Entities for enforcement, cleanup, removal, response, fines, penalties, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any claims or assertions of liability by any third party seeking damages, contribution, indemnification, cost recovery, fines, penalties, compensation or injunctive relief resulting from the release or threatened release of Hazardous Materials or arising from any alleged violation of Environmental Law.
“Environmental Law” means any applicable federal, state, foreign, local or municipal statute, Law (including the common law), rule, regulation, order, ordinance, code, decree, or other legally binding written requirement of any Governmental Entity now or hereafter in effect, in each case as amended, and any legally binding judicial interpretation thereof, including any legally binding judicial or administrative order, consent decree or Judgment, relating to or imposing liability or standards of conduct concerning protection of the environment or natural resources, or the protection of human health or safety (from exposure to Hazardous Materials), or occupational health and safety (from exposure to Hazardous Materials).
“Equity-Linked Securities” means any rights, options, warrants or other securities entitling the holder thereof to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions, by conversion, exchange, exercise or otherwise) any shares of Common Stock or any rights, options, warrants or other securities exercisable for, convertible into or exchangeable for such rights, options, warrants or other securities.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that, together with the Company, is, or at any relevant time was, treated as a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means any of the following: (i) a Reportable Event with respect to any Employee Benefit Plan; (ii) any Employee Benefit Plan is insolvent or in endangered or critical status within the meaning of Section 432 of the Code or Section 4241 or 4245 of ERISA or notice of any such insolvency has been given to any of the Company or any of its ERISA Affiliates; (iii) any Employee Benefit Plan is in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (iv) any Employee Benefit Plan (other than a Multiemployer Plan) has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), or any of the Company or its Affiliates have applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302, 303 or 304 of ERISA with respect to any Employee Benefit Plan; (v) the Company or any of its ERISA Affiliates fails to make by its due date a required installment under Section 430(j) of the Code with respect to any Employee Benefit Plan or to make any required contribution to a Multiemployer Plan when due; (vi) the Company or any of its ERISA Affiliates incurs (or is reasonably expected to incur) any liability to or on account of an Employee Benefit Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971, 4975 or 4980 of the Code or is notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Employee Benefit Plan; (vii) any proceeding is instituted (or is reasonably likely to be instituted) to terminate any Employee Benefit Plan or to appoint a trustee to administer any Employee Benefit Plan, or any written notice of any such proceeding is given to any of the Company or any of its ERISA Affiliates; (viii) the imposition on account of any Employee Benefit Plan of any Lien under the Code or ERISA on the assets of the Company or any of its ERISA Affiliates or notification to the Company or any of its ERISA Affiliates that such a Lien will be imposed on the assets of the Company or any of its ERISA Affiliates; (ix) the occurrence of an event, circumstance, transaction, or failure that results in liability to the Company or any of its ERISA Affiliates under Title I of ERISA or a Tax under any of Sections 4971 through 5000 of the Code; or (x) the complete or partial withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan that results in or is reasonably expect to result in the imposition of Withdrawal Liability or insolvency under Title IV of ERISA of any Multiemployer Plan.
“EW Investor Parties” means the EW Investor and each Permitted Transferee of the EW Investor to whom any EW Investor Private Placement Shares are Transferred pursuant to Section 5.4(b)(i).
“EW Investor Private Placement Shares” means the number of shares of Series B Preferred Stock set forth opposite the EW Investor’s name in the column headed “Private Placement Shares” on Section (a) or Section (b) (as applicable) of Schedule 1 hereto.
“EW Investor Purchase Price” means the purchase price paid by the EW Investor for the EW Investor Private Placement Shares, as set forth opposite the EW Investor’s name in the column headed “Purchase Price” on Section (a) or Section (b) (as applicable) of Schedule 1 hereto.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Hayfin Entities” means (i) the Persons set forth on Confidential Schedule 2 hereto, and (ii) portfolio companies of Hayfin Capital Management LLP in respect of which Hayfin Capital Management LLP and its Affiliates do not own or control 50% or more of the voting equity interests or otherwise have the ability to elect or appoint a majority of the board of directors, the general partner or managing member of such portfolio company.
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board (excluding any Investor Director or Preferred Director), or an authorized committee thereof.
“FDA” means the United States Food and Drug Administration.
“FINRA” means Financial Industry Regulatory Authority, Inc.
“Fraud” means common law fraud in the making of the representations and warranties under this Agreement under the Laws of the State of Delaware; provided, however, that the term “Fraud” does not include the doctrine of constructive or equitable fraud.
“Fully-Diluted Basis” means treating for this purpose as outstanding all shares of Common Stock issuable upon exercise, conversion or exchange of all Equity-Linked Securities (including the Series B Preferred Stock) outstanding as of the relevant date of the calculation.
“Fundamental Change Event” means (a) the Company has after the date of this Agreement entered into a definitive written agreement providing for (i) any acquisition of a majority of the voting securities of the Company by any Person or group, (ii) any acquisition of a majority of the consolidated assets of the Company and its Subsidiaries by any Person or group, or (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any Person (or the direct or indirect shareholders of such Person) will beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction); (b) the Company has approved the consummation of, entered into an agreement providing for, or publicly announced an intent to enter into an agreement providing for, any liquidation or dissolution of the Company, or (c) the Company has commenced a voluntary case under the federal bankruptcy laws, made or approved a general assignment for the benefit of creditors or consents to the appointment of, or the taking of possession by, a receiver, liquidator or trustee of itself or all or substantially all of its assets.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Entity” means any federal, state, or local governmental agency, board, commission, department, court or tribunal; or any regulatory agency, bureau, commission, or authority.
“Hayfin Investor Parties” means, with respect to each Hayfin Investor, such Hayfin Investor and each Permitted Transferee of Hayfin Investor to whom any Hayfin Private Placement Shares are Transferred pursuant to Section 5.4(b)(i).
“Hayfin Investor Private Placement Shares” means, with respect to each Hayfin Investor, the number of shares of Series B Preferred Stock set forth opposite such Hayfin Investor’s name in the column headed “Private Placement Shares” on Section (a) or Section (b) (as applicable) of Schedule 1 hereto.
“Hayfin Investor Purchase Price” means, with respect to each Hayfin Investor, the purchase price paid by such Hayfin Investor for the Hayfin Investor Private Placement Shares, as set forth opposite such Hayfin Investor’s name in the column headed “Purchase Price” on Section (a) or Section (b) (as applicable) of Schedule 1 hereto.
“Hazardous Materials” means: (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants” under any applicable Environmental Law; (c) any chemical, waste, material or substance which is regulated under any Environmental Law: and (d) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, any explosives or any radioactive materials, asbestos in any form, polychlorinated biphenyls, toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), and infectious waste.
“HCT/P’s” means Human Cells, Tissues, and Cellular and Tissue-Based Products, as each is defined by the FDA.
“Health Care Laws” means all applicable Laws of the United States with respect to regulatory matters primarily relating to patient healthcare, including, without limitation, such Laws pertaining to: (i) any federal health care program (as such term is defined in 42 U.S.C. § 1320a‑7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), exclusion from participation in federal health care programs (42 U.S.C. § 1320a-7), civil monetary penalties with respect to federal health care programs (42 U.S.C. § 1320a-7a), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and the Public Health Service Act (42 U.S.C. §§ 201 et seq.); (ii) the general federal anti-fraud statute related to healthcare benefit programs (18 U.S.C. §1347); (iii) the privacy and security of patient-identifying health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009; (iv) the research, testing, production, manufacturing, transfer, distribution and sale of drugs and medical devices, including, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and its implementing regulations; (v) the hiring of employees or the acquisition of services or supplies from individuals or entities that have been excluded from government health care programs; and (vi) permits required to be held by individuals and entities involved in the manufacture and delivery of health care items and services, including HCT/P’s, biologics, pharmaceuticals and medical devices; and with respect to the foregoing, all regulations promulgated thereunder, and equivalent applicable laws of other applicable Governmental Entities, and each of clauses (i) through (vi) as may be amended from time to time.
“Investor Designee” means an individual designated in writing by EW Investor for election to the Board pursuant to Section 5.6.
“Investor Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to prevent or materially delay, interfere with, hinder or impair (i) the consummation by an Investor of the Transaction on a timely basis or (ii) the compliance by such Investor with its obligations under this Agreement.
“IP Rights” means any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations, now or hereafter in force and effect): (a) all United States, international, and foreign: (i) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisionals, continuations and continuations-in-part, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (ii) all trademarks, trade names, logos, and service marks, trade dress, and all applications therefor, and all goodwill associated therewith throughout the world; (iii) all copyrights and tangible works of expression, and all applications therefor, and all other rights corresponding thereto (including moral rights), throughout the world; (iv) all trade secrets and other rights in know-how and confidential or proprietary information; (v) all rights in Internet domain names, World Wide Web addresses and applications and registrations therefor, and all related contract rights therein; and (vi) any other intellectual property rights including similar, corresponding, or equivalent rights to any of the foregoing in items (i) through (v) above, and including any such rights in computer software, databases, datasets and Data (each, “Software”), in each case anywhere in the world.
“IT Systems” means all information technology and computer systems, including servers, Software, computer firmware, computer hardware, electronic Data Processing, information, record keeping, website, databases, circuits, networks, network equipment, interfaces, platforms, peripherals computer systems, and other computer, communications and telecommunications assets and equipment, and information contained therein or transmitted thereby, including any cloud or other outsourced systems used by or for the Company relating to the transmission, storage, maintenance, organization, presentation, generation, Processing or analysis of Data and information, whether or not in electronic format, in each foregoing case, owned by the Company and the Subsidiaries and necessary to the conduct of the business of the Company and its Subsidiaries.
“Judgment” means any outstanding judgment, order, injunction, ruling, writ or decree of any Governmental Entity or arbitrator of applicable jurisdiction.
“knowledge” in reference to the Company means the actual knowledge, after due inquiry of the Persons set forth on Section 1.1 of the Company Disclosure Letter.
“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.
“Lien” means any mortgage, pledge, lien, charge, encumbrance, hypothecation, assignment, security interest or similar restriction.
“Lookback Date” means January 1, 2019.
“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industries in which the Company and its Subsidiaries operate or (2) the economy, or credit, financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or related to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the negotiation, execution or announcement of the Transaction or any of the Transaction Documents or the consummation of the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters, crises or calamities, in each case including the impact thereof (including through any changes in Law or customer or Governmental Entity behavior or norms) on liquidity, indebtedness, access to capital (including debt and equity financing), decreases in demand with respect to the Company’s products, as well as on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, (5) any action taken by the Company or its Subsidiaries that is contemplated by this Agreement or with an Investor’s express written consent or at an Investor’s express written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, an Investor or any of its Affiliates, (7) any decline in the market price, or change in trading volume, of the capital stock of the Company, or (8) any failure to meet any internal, external or public projections, forecasts, guidance, estimates, milestones, budgets or internal, external or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A), (B)(1) (except to the extent such effect is covered under clause (B)(4)) or (B)(3) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) the Company or any of its ERISA Affiliates, and each such plan for the six-year period immediately following the latest date on which the Company or any of its ERISA Affiliates contributed to or had an obligation to contribute to such plan.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of Law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing financing obtained in the ordinary course of the Company’s operations, including financing with respect to the acquisition or lease of equipment and financing of insurance premiums, and (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above.
“Permitted Transferee” means, with respect to any transferor, (i) any Affiliate of such transferor, so long as it remains such, (ii) any successor entity of such Person, (iii) with respect to any transferor that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity that is Controlled by or under common Control with such transferor and (iv) any customary co-investor so long as such transferor or its Affiliates continue to retain sole Control of the voting and disposition of the Private Placement Shares so transferred; provided, that, (a) portfolio companies of the EW Investor or of any of its Affiliates shall not be Permitted Transferees of any EW Investor Party hereunder, and (b) portfolio companies of the Hayfin Investors or of any of their respective Affiliates shall not be Permitted Transferees of any Hayfin Investor Party hereunder.
“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.
“Personal Information” means, as pertinent to an identified or identifiable employee, applicant, contractor, individual business contact, website user, customer, donor, patient, or other natural person: (i) the natural person’s last name in combination with any one or more of the following items: the natural person’s street address, telephone number, email address, photograph, driver’s license number, social security or other national identification number, passport number, credit card number, biometric identifier, bank information, account number, or health information, (ii) payment cardholder information, and (iii) any other Data relating to such identified or identifiable natural person.
“Preferred Stock Amendment” means the Articles of Amendment to the Articles of Incorporation of the Company to be filed with the Office of the Department of State of the State of Florida on or about the date hereof, in the form annexed hereto as Exhibit A.
“Privacy Policy(ies)” means each external policy concerning the privacy, security, or Processing of Personal Information in the conduct of the Company’s business.
“Privacy Requirements” means all applicable Laws imposed by a competent Governmental Entity concerning or related to: (i) the Processing of Personal Information; the security of Personal Information; the geographic location where Personal Information is stored or otherwise Processed; and/or (ii) notification to Data subjects or any Governmental Entity in connection with a Security Breach involving Personal Information, including the privacy and security of patient-identifying health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and all regulations promulgated thereunder, as well as similar U.S. state Laws and associated regulations.
“Private Placement Shares” means shares of Series B Preferred Stock issued to the Investors under this Agreement, as set forth opposite such Investor’s name in the column headed “Private Placement Shares” on Section (a) or Section (b) (as applicable) of Schedule 1 hereto.
“Processing”, “Process”, or “Processed”, with respect to Data or IT Systems, means any collection, access, acquisition, storage, use, disposal, disclosure, destruction, transfer, modification, or any other processing (as defined by any applicable Privacy Requirement) of such Data or IT Systems.
“Purchase Price” means, with respect to each Investor, the purchase price paid by such Investor for the Private Placement Shares, as set forth opposite such Investor’s name in the column headed “Purchase Price” on Section (a) or Section (b) (as applicable) of Schedule 1 hereto.
A “Qualified Person” means an individual who, (i) qualifies as an “independent director” under applicable rules of the Securities and Exchange Commission, the rules of any stock exchange on which securities of the Company are traded and applicable governance policies of the Company; (ii) satisfies all other criteria and qualifications for service as a director applicable to all directors of the Company; (iii) is not a Representative of a Competitor; (iv) has not been involved in any of the events enumerated under Item 2(d) or (2) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act; (v) is not subject to any Judgment prohibiting service as a director of any public company; and (vi) is reasonably acceptable to the Board.
“Real Property” means, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Registration Rights Agreement” means the registration rights agreement, by and between the Company and the EW Investor, in the form annexed hereto as Exhibit B.
“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to an Employee Benefit Plan, other than an event for which the requirement to notify the PBGC of such event has been waived.
“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, limited partners, general partners, management companies, investment managers, shareholders, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Breach” means the known or reasonably suspected loss, theft, material unplanned unavailability or alteration, corruption, or unauthorized modification, use, deletion, or disclosure, of Company Data.
“Series B Preferred Stock” means the Company’s Series B Convertible Preferred Stock, with a par value of $0.001 per share, having the designation, preferences, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions, as specified in the Preferred Stock Amendment.
“Standstill Period” means the period of time commencing on the date hereof and ending on the date that is (a) in the case of the EW Investor, the later of (i) the third anniversary of the date hereof or (ii) the date that the EW Investor is no longer a 10% Holder nor a 5% Holder, and (b) in the case of any Hayfin Investor, the third anniversary of the date hereof.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than 50% of the stock or other equity interests, or (b) has the power to elect a majority of the board of directors or similar governing body.
“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges or other like assessments or charges in the nature of taxes imposed by or paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, alternative or add-on minimum, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.
“Tax Return” means any return, report, election, claims for refund, disclosure, declaration of estimated Taxes and information return or statement, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Entity.
“Transaction Documents” means this Agreement, the Preferred Stock Amendment, the Registration Rights Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Preferred Stock Amendment or the Registration Rights Agreement.
“Transfer” means to voluntarily or involuntarily sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly. “Transfer” used as a noun has a correlative meaning.
“Treasury Regulations” mean the Treasury regulations promulgated under the Code.
“Unfunded Current Liability” of any Employee Benefit Plan means the amount, if any, by which the value of the accumulated plan benefits under the Employee Benefit Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
(b)    In addition to the terms defined in Section 1.1(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Article / Section
Agreement	Preamble
Announcement	Section 5.1
Bankruptcy and Equity Exception	3.3
Capitalization Date	Section 3.10(a)
Closing	Section 2.2(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Intellectual Property	Section 3.15(a)
Company Preferred Stock	Section 3.10(a)
Company Products	Section 3.25(e)
Company Securities	Section 3.10(b)
Competition Laws	Section 3.5
Confidential Information	Section 5.2
Confidentiality Agreement	Section 5.2
Contracts	Section 3.4
Director Indemnitors	Section 5.6(g)
Draft 10-K	Article III
Draft 10-Q	Article III
Draft SEC Documents	Article III
Environmental Permits	Section 3.17(a)
Execution Condition	Section 2.2(d)
Exempt Post-Lockup Transfers	Section 5.4(c)
FCPA	Section 3.23
Filed SEC Documents	Article III
Funding Condition	Section 2.2(d)
Hayfin Condition	Section 2.2(d)
Hayfin Condition Satisfaction Time	Section 2.2(d)
Insurance Policies	Section 3.18
Investors	Preamble
Investor Director	Section 5.6(c)
IRS	Section 2.2(b)
New Credit Agreement	Recitals
Party	Preamble
Permitted Purpose	Section 5.2
Preferred Directors	Section 5.6(a)
Preferred Stock Amendment	Recitals
Private Placement Shares	Recitals
Proposed Securities	Section 5.8(b)(i)
Registered IP	Section 3.15(a)
Regulatory Authority	Section 3.25(c)
Safety Notices	Section 3.25(g)
Sanctions	Section 3.22
Software	Section 1.1
Transaction	Section 2.1
Transfer Tax	Section 5.7(b)
WARN Act	Section 3.13(a)

Section 1.2    Construction. In this Agreement, unless the context otherwise requires:
(a)    references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;
(b)    references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;
(c)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(d)    the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;
(e)    the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;
(f)    “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;
(g)    references to “day” or “days” are to calendar days;
(h)    references to “the date hereof” means the date of this Agreement;
(i)    unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and
(j)    references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.
ARTICLE II

PURCHASE AND SALE
Section 2.1    Purchase and Sale at the Closing. On the terms and conditions of this Agreement, at the Closing each Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to such Investor the number of shares of Series B Preferred Stock set forth opposite its name in the column headed “Private Placement Shares” on Section (a) or Section (b) (as applicable) of Schedule 1 hereto. The purchase and sale of the shares of Series B Preferred Stock by the Investors are several as among the Investors, and not joint, but for purposes of this Agreement shall collectively be referred to as the “Transaction”. The Company shall use the proceeds of the Transaction to pay off all amounts outstanding under the Credit Agreement promptly after Closing and for other corporate purposes.
Section 2.2    Closing.
(a)    The closing of the Transaction (the “Closing”) shall occur upon delivery by the Company to the Investors of a copy of the acceptance for record of the Preferred Stock Amendment from the Office of the Department of State of the State of Florida, or such other date as mutually agreed upon by the Company and the Investors, by electronic exchange of documents and signatures which shall be deemed to have occurred at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019.
(b)    At the Closing:
(i)    subject to each Investor’s compliance with Section 2.2(b)(ii), the Company shall deliver to each Investor: (A) the applicable Private Placement Shares purchased by such Investor pursuant to Section 2.1 free and clear of all Liens, except restrictions on Transfer imposed by the Company Charter Documents, the Securities Act, this Agreement and any applicable securities Laws and record such Investor as the owner of such Private Placement Shares on the books and records of the Company, with stock certificates to follow promptly following the Closing, (B) evidence that the Preferred Stock Amendment has been filed by the Company with, and accepted by, the Office of the Department of State of the State of Florida, (C) a certificate signed by a duly authorized officer of the Company, in the form attached hereto as Exhibit C with respect to the (1) Company’s organizational document in effect as of the Closing, (2) the resolutions of the Board authorizing the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (3) the incumbency of officers authorized to execute this Agreement or any Transaction Document to which the Company is to be a party; and (D) the Transaction Documents to which it is a party, duly executed by the Company; and
(ii)    each Investor shall: (A) subject to compliance by the Company with Section 2.2(b)(i)(B), (C) and (D), deliver and pay the Purchase Price by wire transfer of immediately available funds in U.S. dollars into the bank account designated by the Company in writing, (B) deliver to the Company the Transaction Documents to which it is a party, duly executed by the Investor, and (C) deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W‑9 from the Investor certifying that such Investor is a U.S. Person, or appropriate IRS Form W-8 from the Investor, as applicable.
(c)    It shall be a condition to the obligations of the Investors to consummate the Closing (which condition is for the benefit of the Investors and may be waived by the Investors) that, at the Closing, the Company shall have delivered a certificate signed by a duly authorized officer of the Company, in the form attached hereto as Exhibit D.
(d)    It shall be a condition to the obligations of the Hayfin Investors (but not to the obligations of the EW Investor) to consummate the Closing (which condition, subject to the proviso to this sentence, is for the sole benefit of the Hayfin Investors and may be waived by the Hayfin Investors) that (i) the New Credit Agreement is duly executed and in effect, by and among the Company and the Initial Term Loan Lenders (as defined in the New Credit Agreement) (the “Execution Condition”); and (ii) all conditions precedent to the funding of the Initial Term Loans (as defined in the New Credit Agreement) by the Initial Term Loan Lenders (as defined in the New Credit Agreement), as set forth in Article V of the New Credit Agreement, have been, in accordance with the terms and conditions of the New Credit Agreement, satisfied or waived prior to, or will be satisfied or waived substantially simultaneously with, the Closing under this Agreement (the “Funding Condition”, and together with the Execution Condition, the “Hayfin Condition”), in each case, as of the time that the Closing would otherwise occur under this Agreement but for this Section 2.2(d) (“Hayfin Condition Satisfaction Time”); provided that the Execution Condition shall also be a condition to the obligations of the Company and may not be waived by the Hayfin Investors without the consent of the Company.
(e)    If the Execution Condition has not been satisfied or waived in accordance with Section 2.2(d) by the Hayfin Condition Satisfaction Time or the Hayfin Condition has not been satisfied or waived in accordance with Section 2.2(d) by the Hayfin Condition Satisfaction Time, then the following shall occur with immediate effect and the Agreement shall be deemed to automatically be amended and restated to reflect that:
(i)    Each of the Hayfin Investors shall immediately cease to be a Party to this Agreement, and any rights of such Hayfin Investors and any obligations owed to such Hayfin Investors under this Agreement shall become null and void and of no further force and effect;
(ii)    The Agreement shall be deemed to be between the Company and the EW Investor only;
(iii)    All references in this Agreement to the Investors shall be deemed to be a reference to the EW Investor only; and
(iv)    Section (b) of Schedule 1 shall apply from and after the Hayfin Condition Satisfaction Time with respect to this Agreement, and the EW Investor agrees to consummate the transactions contemplated under this Agreement on the basis of the Purchase Price and Private Placement Shares set forth in Section (b) of Schedule 1.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to each Investor as of the date hereof (except to the extent made only as of a specified date or period, in which case such representation and warranty is made as of such date or period) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investors prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available after December 31, 2019 and prior to the date hereof (collectively, the “Filed SEC Documents”) or (x) the Form 10-K in respect of the year ended December 31, 2019, a draft of which has been reviewed by the Investors (the “Draft 10-K”) or (y) the Form 10-Q in respect of the fiscal quarter ended March 31, 2020, a draft of which has been reviewed by the Investors (the “Draft 10-Q” and together with the Draft 10-K, the “Draft SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof:
Section 3.1    Organization.
(a)    The Company is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Each of the Company’s Subsidiaries is duly organized or formed and validly existing in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.2    Power and Authority, Execution and Delivery. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, and to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transaction, has been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transaction.
Section 3.3    Enforceability. This Agreement and the other Transaction Documents constitute the legal, valid and binding obligation of the Company and are enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (the “Bankruptcy and Equity Exception”).
Section 3.4    No Violation. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents (including, for the avoidance of doubt, the payment of any dividends contemplated hereby and thereby) the compliance with the terms and provisions hereof and thereof, and the consummation of the Transaction, do not (a) conflict with, contravene or violate any provision of any Law or Judgment applicable to the Company or any of its Subsidiaries, (b) conflict with or result in a breach of any of the terms, covenants, conditions or provisions of any loan or credit agreement (including, for the avoidance of doubt, the New Credit Agreement), indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement to which the Company or any of its Subsidiaries is a party (each, a “Contract”), or, with or without notice, lapse of time or both, accelerate or increase the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, result in the loss of a material benefit of the Company or its Subsidiaries under any such Contract, or give rise to a right of termination under any such Contract, (c) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company (other than Permitted Liens), or (d) violate any provision of the Company Charter Documents (in the case of clauses (b) and (c), to the extent that such conflict, breach, contravention, creation, imposition or violation would not result in a Material Adverse Effect, provided, however, that for the purposes of this Section 3.4(b) and (c), the definition of Material Adverse Effect shall not include clause (B)(2) in the proviso of such definition).
Section 3.5    Consents and Approvals. Except (a) such as may be required under the Exchange Act, the Securities Act or “blue sky” Laws and (b) the filing of the Preferred Stock Amendment with the Office of the Department of State of the State of Florida, which shall have been filed and accepted by the Office of the Department of State of the State of Florida as of or prior to the Closing, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the other Transaction Documents, and the consummation by the Company of the Transaction.
Section 3.6    SEC Filings.
(a)    The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since the Lookback Date, with the exception of the following: (i) the Company’s annual reports on Form 10-K for the years ended December 31, 2017, December 31, 2018 and December 31, 2019, and (ii) the Company’s quarterly reports on Form 10-Q for all quarters since the quarter ended September 30, 2017. As of their respective SEC filing dates, the Filed SEC Documents complied, and the Draft SEC Documents will when filed comply, as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Filed SEC Documents or Draft SEC Documents, and none of the Filed SEC Documents or Draft SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained or will when filed contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except with respect to the transactions contemplated by this Agreement, no event giving rise to an obligation to file (or furnish) a report under Form 8-K with the SEC has occurred as to which the time period for making such filing has not yet expired and as to which the applicable Form 8-K has not been publicly filed or furnished (unless such event has otherwise been disclosed to the Investor in writing prior to the date hereof).
(b)    The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Filed SEC Documents complied (and, in the case of the Draft SEC Documents will, when filed, comply) as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been (or, in the case of the Draft SEC Documents, will have been) prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S‑X) and fairly presented (or will when filed fairly present) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown in accordance with GAAP (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnote disclosures). Except as disclosed in the Filed SEC Documents or to be disclosed in the Draft SEC Documents, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.
(c)    Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities (i) reflected or reserved against in the unaudited balance sheet (or the notes thereto) of the Company and its Subsidiaries as of March 31, 2020 (the “Balance Sheet Date”) included in the Draft 10-Q, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transaction, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not have a Material Adverse Effect.
Section 3.7    Absence of Certain Changes. Since March 31, 2020, there has not been any Material Adverse Effect.
Section 3.8    Investment Company Act. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.9    Litigation. There is no Action pending, or to the Company’s knowledge threatened or reasonably expected, against or involving the Company or its Real Property, its Subsidiaries or their Real Property, or to the Company’s knowledge, the Company’s or its Subsidiaries’ officers, directors, members, managers, employees or agents or the Common Stock which, if sustained, constitutes a Material Adverse Effect. Since the Lookback Date, there have been no decisions, settlements, Judgments, orders, awards, decrees or other holdings entered, issued, rendered or made by any Governmental Entity, arbitrator or mediator involving the Company or its Real Property or its Subsidiaries or their Real Property, or the Company’s or its Subsidiaries officers, directors, members, managers, employees or agents or the Common Stock which, individually or in the aggregate, constitute a Material Adverse Effect.
Section 3.1    Capitalization.
(a)    The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on June 25, 2020 (the “Capitalization Date”), (i) 110,328,875 shares of Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 2,375,051 shares of Common Stock were held in treasury by the Company or owned by its Subsidiaries, (iv) except as provided in clauses (v) and (vi) no shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans, (v) 105,634 shares of Common Stock were underlying outstanding Company RSU Awards (assuming target performance in the case of any performance based Company RSU Awards), (vi) 2,359,043 shares of Common Stock were reserved for issuance upon the exercise of outstanding unexercised Company Stock Options, and (vii) no other shares of capital stock of, or other equity interests (or any securities convertible into or exchangeable for or any rights exercisable for any such equity securities) in, the Company were issued, reserved for issuance or outstanding.
(b)    Except as described in this Section 3.10, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities.
(c)    There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the satisfaction of Tax withholding with respect to the exercise of Company Stock Options or the vesting of Company RSU Awards, or pursuant to the Preferred Stock Amendment), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities (other than pursuant to this Agreement and the Preferred Stock Amendment).
(d)    Other than this Agreement and the other Transaction Documents, neither the Company nor any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.
(e)    From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of (i) any Common Stock, Company Preferred Stock or any other equity or voting securities or interests in the Company, other than issuances of shares of Common Stock pursuant to the exercise, vesting or settlement, as applicable, of Company RSU Awards or Company Stock Options outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company equity awards or (ii) any other Company Securities, including equity-based awards.
Section 3.2    Status of Securities. The Private Placement Shares and the shares of Common Stock issuable upon conversion of the Private Placement Shares in accordance with the terms of the Preferred Stock Amendment will be, when issued, duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws and will not be subject to preemptive rights of any other Person by which the Company is bound, and will be free and clear of all Liens, except restrictions imposed by this Agreement, the Securities Act, and any applicable securities Laws, and any Liens arising from the actions of the Investors.
Section 3.3    Tax Returns and Payments. The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects. All Taxes owed by the Company and each of its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid except for Taxes (i) that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP or (ii) that would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax which period has not yet expired (other than automatic extensions or any customary extensions obtained in the ordinary course of business). There are no examination, audits or other administrative or court proceedings of any income and other material Tax Return of the Company or any of its Subsidiaries by any Governmental Entity (or any other dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries) currently in progress or threatened in writing other than any examination, audit or proceeding presenting issues for which adequate reserves have been established in accordance with GAAP. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manger prescribed by Law, paid over to the proper Governmental Entity all material amounts required to be withheld and paid over under all applicable Laws. There are no Liens relating or attributable to Taxes encumbering the assets of the Company or any of its Subsidiaries, except for Permitted Liens. Within the past six (6) years, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). The Company is not and has not been for the five years prior to Closing, a “United States real property holding corporation” as defined in the Code and any applicable Treasury Regulations promulgated thereunder.
Section 3.1    Labor and Employment Matters.
(a)    The Company and its Subsidiaries are, and since the Lookback Date, have been, in compliance with all applicable Laws relating to terms and conditions of employment, equal pay, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees and the payment of such employees), immigration and employment verification matters (including the completion of I-9s for all employees and the proper confirmation of employee visas), employment discrimination, harassment, and retaliation, disability rights or benefits, leave Laws, human rights, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), occupational safety and health, workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance, except for any such non-compliance that would not result in a Material Adverse Effect.
(b)    The Company and its Subsidiaries have never been nor are currently a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council, group of employees or equivalent organization, and there is no organizational campaign or other effort to cause a labor union or equivalent organization to be recognized or certified as a representative on behalf of the employees in dealing with the Company or its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened, and since the Lookback Date there have not been any, labor strikes, slowdowns, labor disputes, or work stoppages or disruptions, picketing or lockouts affecting the Company or its Subsidiaries.
(c)    The Company and its Affiliates have no liability for (i) any unpaid wages, salaries, wage premiums, overtime, commissions, bonuses, fees, or other compensation to any current or former employees, and current or former independent contractors under applicable Law, contract or policy of the Company or its Subsidiaries; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation, except for any such liabilities that would not have a Material Adverse Effect.
(d)    Except as would not result in a Material Adverse Effect (i) all employees of the Company and its Subsidiaries who are or have been classified as exempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws at any time during the three-year period prior to the Closing are, were and have been properly classified as exempt at all times so classified, (ii) all employees of the Company and its Subsidiaries who are or have been classified as nonexempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws since the Lookback Date have been fully and properly paid all wages, including overtime, due under such Laws, and (iii) all Persons providing work or services to the Company or its Subsidiaries who are or have been classified as independent contractors at any time during the three year period prior to the Closing have been properly classified as independent contractors under all applicable Laws at all times so classified.
(a)    Except as would not result in a Material Adverse Effect, since the Lookback Date, (i) no written allegations of sexual harassment or sexual misconduct have been made involving any current or former director, officer, or employee at the level of vice president or above of the Company or any of its Subsidiaries, (ii) neither the Company nor its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, or employee at the level of vice president or above of the Company or its Subsidiaries, and (iii) to the knowledge of the Company, no current director or officer of the Company or its Subsidiaries have been the subject of any written complaint of sexual harassment, sexual assault, or sexual discrimination during his or her tenure at the Company.
(a)    The Company and its Affiliates have complied with all applicable Laws, including but not limited to all applicable federal, state, and local statutes, regulations, and orders related to employee leave, workplace safety, and employee accommodations, related to, or in response to, COVID-19, except for any such non-compliance that would not result in a Material Adverse Effect.
Section 3.1    Compliance with ERISA. Each Employee Benefit Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with ERISA, the Code and all applicable Laws, except for instances of noncompliance which, individually or in the aggregate, have not or could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan (and each related trust, if any) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely upon an advisory or opinion letter issued to the provider of a pre-approved plan from the IRS, including for all required amendments, regarding its qualification thereunder that considers the law changes incorporated in the Employee Benefit Plan sponsor’s most recently expired remedial amendment cycle determined under the provisions of Rev. Proc. 2007-44 (or any successor thereto). No action, suit, proceeding, hearing, audit or investigation against or involving of any Employee Benefit Plan (other than routine claims for benefits) is pending, or to the knowledge of the Company, expected or threatened, and could reasonably be expected to result in a Material Adverse Effect. No Employee Benefit Plan has an Unfunded Current Liability that has resulted or could reasonably be expected to result in a Material Adverse Effect. No employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA of the Company or any ERISA Affiliate provides benefit coverage subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance Laws or except which could not reasonably be expected to have a Material Adverse Effect. No Withdrawal Liability has been, or is reasonably expected to be, incurred for any Multiemployer Plan by the Company or any of its ERISA Affiliates.
Section 3.2    Intellectual Property; Licenses; System and Data, etc.
(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) applications to register and all registered IP Rights with the United States Patent and Trademark Office, the United States Copyright Office, or any foreign equivalent thereof that are owned, in whole or in part, by any Company or one of its Subsidiaries (“Registered IP”); and (ii) all material license agreements or other agreements granting IP Rights of another Person to the Company or any of its Subsidiaries (excluding any “shrink wrap” licenses and third-party Software licenses generally available to the public at a cost of less than $250,000 annually) (such agreements collectively “IP Licenses”), (collectively, all IP Rights included in sections (i) and (ii) above, the “Company Intellectual Property”).
(b)    All fees in respect of Registered IP, including renewal and maintenance fees, have been paid or any delay in payment has not caused such Registered IP to lapse or expire without the ability to restore (except in relation to Registered IP that was considered not to be material in the aggregate to the Company or one of its Subsidiaries).
(c)    The Company and each of its Subsidiaries owns, licenses or otherwise possesses the right to use, all of the material IP Rights that are reasonably necessary for, or otherwise used or held for use in, the operation of any portion of its respective businesses of the Company and its Subsidiaries as currently conducted. The conduct and operations of the businesses of the Company and each of its Subsidiaries as currently conducted does not, to the knowledge of the Company, infringe, misappropriate, dilute, or otherwise violate any IP Rights owned by any other Person. To the knowledge of the Company, no Person is infringing, violating, misusing or misappropriating any IP Rights owned by the Company or any Subsidiary, and no such claims have been made against any Person by the Company or any of its Subsidiaries. No claim or litigation (i) challenging any right, title or interest of the Company or any of its Subsidiaries in any IP Rights owned by the Company or such Subsidiary, (ii) contesting the use of any IP Rights owned by the Company or such Subsidiary, (iii) contesting the validity or enforceability of such IP Rights, or (iv) alleging infringement, misappropriation, dilution, or other violation by the Company or any of its Subsidiaries of any IP Rights owned by any other Person, is pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, which constitutes a Material Adverse Effect. As of the Closing, none of the IP Rights owned by the Company or any of its Subsidiaries is subject to any exclusive licensing agreement or similar arrangement. No representations and warranties in respect of IP Rights are provided by the Company or any of its Subsidiaries in this Agreement other than exclusively as set forth in this Section 3.15.
(d)    Each of the IP Licenses is valid and binding on the Company or one of its Subsidiaries, and to the knowledge of the Company, on the respective other party thereto in accordance with its terms and is in full force and effect. Neither the Company or one of its Subsidiaries who is a party on the one hand, or to the knowledge of the Company, the other party on the other hand, to any Intellectual Property License has materially breached or defaulted under, or has provided or received any notice of a material breach or default of or any intention to terminate, any IP License.
(e)    Except as would not have a Material Adverse Effect, the Company and its Subsidiaries have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all trade secrets and all otherwise confidential information associated with the Company and its’ Subsidiaries in which the Company or any of its’ Subsidiaries has any right, title or interest in to maintain and protect the full value of all such information. Except as would not result in a Material Adverse Effect, neither the Company nor any of its’ Subsidiaries has disclosed any trade secrets or otherwise confidential information in which the Company or any of its’ Subsidiaries has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. Except as would not result in a Material Adverse Effect, all use, disclosure or appropriation of any trade secret or otherwise confidential information not owned by the Company and its’ Subsidiaries has been pursuant to the terms of a written agreement between the Company or one of its’ Subsidiaries and the owner of such trade secret or confidential information, or is otherwise lawful.
(f)    Except as would not have a Material Adverse Effect, no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any IP Rights owned or purported to be owned by the Company or any of its’ Subsidiaries, or any products. To the knowledge of the Company, the Company and its Subsidiaries have the right to use all Data, Data sets, databases and algorithms, used in, held for use in, or necessary for the conduct of the business of the Company and its’ Subsidiaries (including in relation to the products), as currently conducted (collectively, “Company Data and Data Sets”), and all such Company Data and Data Sets are either (i) owned by the Company or one of its’ Subsidiaries, (ii) used under valid, enforceable, and perpetual licenses to the Company or one of its’ Subsidiaries, or (iii) otherwise used without encroaching on the rights of any third party.
(g)    Except as would not result in a Material Adverse Effect, the consummation of the transactions contemplated herein shall not result in the loss or impairment of the Company’s or any of its’ Subsidiaries’ right to own or use any Company Intellectual Property; and there are no third party consents or other permissions, with respect to any Company Intellectual Property, required for the completion of the transactions contemplated hereby.
(h)    Except as would not result in a Material Adverse Effect, all IT Systems owned or used by the Company are sufficient for the needs of conducting its business, in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all Software, and are fully functional and operate and run in a reasonable and efficient business manner, and are free from any material: (i) defect, bug, or virus; or (ii) programming, design or documentation error or corruptant or other Software routines or hardware components that are reasonably expected to permit unauthorized access to, or the unauthorized disablement or erasure of, hardware components. Except as would not result in a Material Adverse Effect, since January 1, 2019, there has been no: (x) disruption, interruption, breakdown, failure, continued substandard performance, outage, or other adverse event affecting the IT Systems; or (y) unauthorized intrusions or breaches of security of the IT Systems. Except as would not result in a Material Adverse Effect, the Company has implemented and maintained its IT Systems with commercially reasonable information security controls, regularly tested and fully encrypted backup systems, and disaster recovery and business continuity practices.
(i)    Except as would not result in a Material Adverse Effect, the Company’s practices with regard to the Processing and security of Company Data are and have at all times since the Lookback Date been in accordance with: (i) applicable Privacy Requirements; (ii) applicable material contractual commitments of the Company relating to Data privacy and security of Company Data, and (iii) any published Company Privacy Policies of the Company. Except as would not result in a Material Adverse Effect, the Company has, since the Lookback Date, had in place commercially reasonable and appropriate written internal privacy and information security policies, designed to address the implementation and maintenance of appropriate and risk-based administrative, physical, and technical controls to protect and address the Processing of Company Data (in paper or electronic form) in a manner consistent with industry practices for the protection and appropriate use of valuable confidential or proprietary information and that meet or exceed the requirements of applicable Privacy Requirements. Except as would not result in a Material Adverse Effect, since the Lookback Date, the Company has not been required to, or voluntarily elected to, give notice to any customer, supplier, Governmental Entity, employee, or other person of any actual or alleged Security Breach or IT System or Data security failure or noncompliance, pursuant to any applicable Law or contract or otherwise. To the knowledge of the Company, since the Lookback Date, the Company has not experienced a Security Breach, except as would not result in a Material Adverse Effect.
Section 3.3    Ownership of Properties; Title; Real Property; Leases. The Company does not own any interest in Real Property. Section 3.16 of the Company Disclosure Letter lists all of the material Real Property leased by the Company or its Subsidiaries as of the Closing, indicating the identity of the lessor and the location of the material leased Real Property. Except as would not result in a Material Adverse Effect, the Company has valid and enforceable leasehold interests in such leased property, in each case, free and clear of all Liens except for Permitted Liens, subject to the Bankruptcy and Equity Exception.
Section 3.4    Environmental Matters.
(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company and its Subsidiaries, and each of their respective businesses, operations and Real Property (y) have been and are in compliance with all Environmental Laws in all jurisdictions in which the Company or such Subsidiary, as the case may be, are currently doing business and (z) have obtained and are in compliance with all permits required under Environmental Laws (the “Environmental Permits”); and (ii) the Company is capable of continued operation in compliance with Environmental Permits.
(b)    Neither the Company nor any of its Subsidiaries has become subject to any pending or, to the knowledge of the Company, threatened in writing, Environmental Claim;
(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has used, managed, handled, generated, treated, stored, transported, released or disposed of Hazardous Materials in, on, at, under, to or from any currently or formerly owned or leased Real Property or facility relating to its business in a manner that requires or is reasonably expected to require corrective, investigative, monitoring, remedial or cleanup actions under any Environmental Law.
(b)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Hazardous Materials have spilled, discharged, released, emitted, injected, leaked in, on, under, to or from any Real Property or structure currently or previously owned, leased or occupied by the Company or any Subsidiary which has resulted in contamination in excess of applicable federal, state or local limits or requires remediation under any Environmental Law and there are no Hazardous Materials in, on, under, emanating from, or migrating from or onto any portion of any Real Property or structure currently owned, leased, or occupied or, to the knowledge of the Company, previously owned, leased, or occupied by the Company or the Subsidiaries which has resulted in contamination in excess of applicable federal, state or local limits or requires remediation under any Environmental Law.
(c)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and the Subsidiaries have not agreed to assume any actual or potential liability under any Environmental Laws of any other Person.
(d)    The Company has provided the Investor with access to true and correct copies of all material reports, which are not protected by a legal privilege, in the possession or custody of the Company or any Subsidiary pertaining or relating to Hazardous Materials or Environmental Claim in connection with any Real Property now or previously owned, leased or occupied by the Company which were prepared since the Lookback Date, and to the knowledge of the Company, since July 1, 2015.
(e)    Neither the Company nor any Subsidiary is aware of any current or proposed requirements under Environmental Law which would require material capital expenditures in the next twelve months which are not shown on the current balance sheets.
(f)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Materials, which would be reasonably be expected to form the basis of any Environmental Claim against the Company or its Subsidiaries.
Section 3.1    Insurance. Section 3.18 of the Company Disclosure Letter sets forth a list of all current policies, binders, bonds and insurance risk arrangements for fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company or with respect to which the Company is an insured or which otherwise provide coverage for the Company’s assets, employees or operations as of the date hereof the (“Insurance Policies”). As of the date hereof, all premiums with respect to the Insurance Policies that are due and payable have been duly paid and none of the Insurance Policies is subject to any unpaid retrospective premium or other experience-based premium adjustment. To the Company’s knowledge, no grounds for rescission or cancellation of any of the Insurance Policies exist. The Company has not received, and to the Company’s knowledge, no notice of any material violation or cancellation of any of the Insurance Policies has been issued, and the Company has complied in all material respects with the requirements of each such policy.
Section 3.1    Compliance with Laws. The Company and each of its Subsidiaries (a) is and since the Lookback Date has been in compliance with all applicable Laws and (b) has all requisite governmental licenses, permits, authorizations, consents and approvals to operate its business as currently conducted, except in the case of clauses (a) and (b), in which (x) such requirement of applicable Laws, permits, government licenses, authorizations or approvals are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or (y) the failure to have or comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 3.2    Indebtedness. Except with respect to the covenants contained in the Credit Agreement and the New Credit Agreement, the Company is not party to any agreement, and is not subject to any provision in the Company Charter Documents or resolutions of the Board that, in each case, by its terms prohibits or prevents the Company from paying dividends in the form and the amounts contemplated by the Preferred Stock Amendment or from redeeming the Private Placement Shares in accordance with the Preferred Stock Amendment.
Section 3.3    No Brokers. Except for J.P. Morgan Securities LLC, the Company is not a party to any contract with any Person requiring the Company to pay any brokerage commission, finder’s fee or similar payment in connection with the Transaction.
Section 3.4    Economic Sanctions/OFAC.
(a)    Neither the Company nor any Subsidiary of the Company, nor any director, officer or employee thereof, nor, to the Company’s knowledge, any agent or representative of the Company or any of its Subsidiaries, is an individual or entity, is, or is owned 50% or more or Controlled by, individually or in the aggregate, a Person or Persons that is (i) the subject or target of any economic or financial sanctions or trade embargoes imposed, administered or enforced by any Governmental Entity with jurisdiction over the parties to the Agreement (“Sanctions”), including those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, or (ii) located, organized, or a resident of a country, region or territory that is the subject of comprehensive Sanctions (each, a “Sanctioned Country”).
(b)    The Company will not, directly or indirectly, use the proceeds of the offering of Private Placement Shares hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.
(c)    Since the Lookback Date, and to the knowledge of the Company, since June 29, 2015, the Company and its Subsidiaries have not knowingly engaged in, and are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or with any Sanctioned Country.
Section 3.5    Foreign Corrupt Practices Act.
(a)    Since the Lookback Date, and to the knowledge of the Company, since June 29, 2015, neither the Company nor any Subsidiary of the Company, nor any director, officer, employee of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any agent acting on behalf of the Company, has taken any action in violation of applicable Law in furtherance of an offer, payment, promise to pay or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any foreign or domestic official (including any officer or employee of a government or a government‑owned, government-controlled or other quasi-governmental entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage or otherwise, and the Company has conducted its businesses in compliance in all material respects with the anti-bribery provisions of the Foreign Corrupt Practices Act, as amended (15 U.S.C. § 78dd-1) (the “FCPA”) and other applicable anti-corruption laws.
(a)    The Company will not, directly or indirectly, use the proceeds of the offering of Private Placement Shares hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, directly or indirectly, in whole or in part, to fund or facilitate any activities or business in violation of the FCPA or other applicable anti-corruption laws.
Section 3.6    Money Laundering.
(a)    Since the Lookback Date, the Company and its Subsidiaries have complied in all material respects with U.S. and applicable international Laws and regulations relating to currency reporting and money laundering, but not limited to: (i) the United States Bank Secrecy Act and implementing regulations; (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and implementing regulations; and (iii) all applicable international anti-money laundering laws, rules and regulations.
(b)    The Company will not knowingly, directly or indirectly, use the proceeds of the offering of Private Placement Shares hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, directly or indirectly, in whole or in part, in violation of applicable anti-money laundering and similar laws, rules, and regulations.
Section 3.7    Health Care and FDA Regulatory Matters.
(a)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is, and since the Lookback Date has been in compliance with all Health Care Laws applicable to the Company’s business and all other laws with respect to the labeling, storing, testing, developing, manufacturing, packaging, distributing, marketing, advertising, promoting, and selling of the Company Products. Since November 2017, the Company has been in compliance with the FDA document entitled Regulatory Considerations for Human Cells, Tissues, and Cellular Tissue Based Products: Minimal Manipulation and Homologous Use.
(b)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders with Governmental Entities, or similar agreements with or imposed by any Governmental Entity.
(c)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other national, state and local regulatory agency, department, bureau, commission and other Governmental Entity with authority over the clinical testing, manufacture, storage, distribution, sale and use of the Company Products (each a “Regulatory Authority”) or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority or other Governmental Entity or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority or any other Governmental Entity to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor its current officers or employees, or to the Company’s knowledge, any agents acting on its behalf, have been convicted of any crime or, to the Company’s knowledge, engaged in any conduct, that could result in a material debarment or exclusion under 21 U.S.C. § 335a, 42 U.S.C. § 1320A-7, Federal Acquisitions Regulation (FAR) Subpart 9.4, or any similar state or foreign Law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are, to the Company’s knowledge, pending or threatened against the Company or its officers or employees, or any agents acting on its behalf.
(d)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company possesses and is operating in compliance with permits issued by, and have made all declarations and filings with, the appropriate Governmental Entities reasonably necessary to conduct its business, including without limitation all those that may be required by the FDA and any other Governmental Entity engaged in the regulation of HCT/P’s, pharmaceuticals, medical devices, biologics, cosmetics or biohazardous materials; (ii) all such permits are valid and in full force and effect; (iii) all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a permit, when submitted to the Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the Governmental Entity; and (iv) there is no Governmental Entity action pending or, to the Company’s knowledge, threatened which could reasonably be expected to limit, revoke, suspend or materially modify any permit.
(e)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Lookback Date, the Company has not received from the FDA or any other Governmental Entity any notices of adverse findings, Form FDA 483a, warning or untitled letters, or other correspondence concerning any HCT/P’s, drugs, biologics or medical devices manufactured or sold by or on behalf of the Company (“Company Products”) in which any Governmental Entity alleges or asserts a failure to comply with applicable Health Care Laws, or that such products may not be safe, effective or approvable. All deficiencies and non-conformities discovered during internal and external audits and inspections have been corrected and resolved in all material respects.
(f)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Lookback Date, the Company has not had any product or manufacturing site (whether owned by the Company or that of a contract manufacturer for Company Products) subject to a Governmental Entity (including FDA) shutdown or import or export prohibition.
(g)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Lookback Date, the Company has not had (i) any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear provider” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products issued by the Company (“Safety Notices”) or (ii) to the Company’s knowledge, any material complaints with respect to the Company Products that are currently unresolved. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Company’s knowledge, there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to the Company Products; or (B) a termination or suspension of marketing or testing of any of the Company Products; or (C) or a determination that any of the Company’s Products are adulterated or misbranded.
Section 3.8    Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.10, the sale of the Private Placement Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Private Placement Shares and neither the Company nor, to the knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Private Placement Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or step that would cause the offering or issuance of Private Placement Shares under this Agreement to be integrated with other offerings by the Company.
Section 3.9    Authorized Shares. At any time that Private Placement Shares remain outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of the Private Placement Shares then outstanding.
Section 3.10    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Private Placement Shares, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investors acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investors or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investors or any of their respective Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transaction or any other transactions or potential transactions involving the Company and any Investor.
Section 3.11    No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that no Investor nor any other Person (a) has made or is making any other express or implied representation or warranty with respect to such Investor or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in Article IV, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of the Transaction or any other transactions or potential transactions involving the Company and such Investor. The Company, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud in connection with the representations and warranties expressly set forth in Article IV.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
Each Investor (solely with respect to itself and its Affiliates and not with respect to another Investor or its respective Affiliates) represents and warrants to the Company, as of the date hereof (except to the extent made only as of a specified date or period, in which case such representation and warranty is made as of such date or period) that:
Section 4.1    Organization. Such Investor is a duly organized or formed and validly existing corporation or other registered entity in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.
Section 4.2    Power and Authority, Execution and Delivery. Such Investor has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by such Investor of this Agreement and the other Transaction Documents and the consummation by such Investor of the Transaction has been duly authorized and approved by all necessary action on the part of such Investor, and no further action, approval or authorization by any of its shareholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by such Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Investor of the Transaction.
Section 4.3    Enforceability. This Agreement constitutes the legal, valid and binding obligation of such Investor and is enforceable against such Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.4    No Violation. The execution, delivery and performance by such Investor of this Agreement and the other Transaction Documents, the compliance with the terms and provisions hereof and thereof, and the consummation of the Transaction, do not and will not (a) conflict with, contravene or violate any provision of any Law or Judgment applicable to such Investor or its Subsidiaries (b) conflict with or result in a breach of any of the terms, covenants, conditions or provisions of any contract or other agreement to which such Investor or any of its Subsidiaries is a party, or (c) violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of such Investor (in the case of clauses (a) and (b), to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect).
Section 4.5    Consents and Approvals. Except (a) such as may be required under the Exchange Act, the Securities Act or “blue sky” Laws and (b) the filing of the Preferred Stock Amendment with the Office of the Department of State of the State of Florida, which shall have been filed and accepted by the Office of the Department of State of the State of Florida as of or prior to the Closing, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the other Transaction Documents and the consummation by such Investor of the Transaction.
Section 4.6    Financing. The EW Investor has and, at the Closing, will have all immediately available funds to pay the EW Investor Purchase Price on the terms and conditions contemplated by this Agreement. Each Hayfin Investor has and, at the Closing, will have all immediately available funds necessary to pay the applicable Hayfin Investor Purchase Price on the terms and conditions contemplated by this Agreement.
Section 4.7    Ownership of Company Stock. Such Investor and its Affiliates do not own any capital stock or other securities of the Company other than the Private Placement Shares to be issued at Closing.
Section 4.8    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transaction based upon arrangements made by or on behalf of such Investor or its Affiliates.
Section 4.9    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by such Investor and its Representatives, such Investor and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their respective businesses and operations. Such Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which such Investor is familiar, that such Investor is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to such Investor (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), that neither the Company nor any of its Subsidiaries nor any other Person has made any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information or business plans, and except as to any claims against the Company for Fraud in connection with the representations and warranties expressly set forth in Article III, that such Investor will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.
Section 4.10    Purchase for Investment. Such Investor acknowledges that the Private Placement Shares and the Common Stock issuable upon conversion of the Private Placement Shares have not been registered under the Securities Act or under any state or other applicable securities laws. Such Investor (a) acknowledges that it is acquiring its Private Placement Shares and the Common Stock issuable upon conversion of the Private Placement Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, Transfer, or otherwise dispose of any of the Private Placement Shares or the Common Stock issuable upon conversion of the Private Placement Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters and in investments of this type, (d) is capable of evaluating the merits and risks of its investment in the Private Placement Shares and the Common Stock issuable upon conversion of the Private Placement Shares and of making an informed investment decision, (e) is an “accredited investor” (as that term is defined by Rule 501 of Regulation D under the Securities Act), (f) is an “institutional account” (as that term is defined in FINRA Rule 4512(c)) and (g) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Private Placement Shares and the Common Stock issuable upon conversion of the Private Placement Shares, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Private Placement Shares and the Common Stock issuable upon conversion of the Private Placement Shares indefinitely and (ii) a total loss in respect of such investment. Such Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Private Placement Shares and the Common Stock issuable upon conversion of the Private Placement Shares, and to protect its own interest in connection with such investment. Such Investor agrees that J.P. Morgan Securities LLC shall have no liability to such Investor in connection with the Transaction.
Section 4.11    No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, such Investor hereby acknowledges that (a) neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to such Investor or any of its Representatives or any information developed by such Investor or any of its Representatives, (b) such Investor has not relied on any representation or warranty from the Company, any Subsidiary of the Company or any other Person in determining to enter into this Agreement or the other Transaction Documents, and (c) neither the Company nor any of its Subsidiaries nor any other Person will have or be subject to any liability to such Investor resulting from the delivery, dissemination or any other distribution to such Investor or any of its Representatives, or the use by such Investor or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to such Investor or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of the Transaction or any other transactions or potential transactions involving the Company and such Investor. Such Investor, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Such Investor hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and its own in-depth analysis of the merits and risks of the Transaction in making its investment decision and, in making its determination to proceed with the Transaction, such Investor and its Affiliates and Representatives have relied on the results of their own independent investigation and analysis.
Section 4.1    Resignation of Preferred Directors. On or prior to the Closing, the EW Investor has caused each of the initial Preferred Directors to resign from the board of directors of TissueTech, Inc. and its Affiliates.
Section 4.2    No Other Agreements. Other than this Agreement, there are no other agreements, arrangements or understandings by, among or between the EW Investor or any of its Affiliates on the one hand, and the Hayfin Investor or any of its Affiliates on the other hand, with respect to the acquisition, voting, holding or disposition of the Private Placement Shares or the Common Stock of the Company.
ARTICLE V

ADDITIONAL COVENANTS
Section 5.1    Public Disclosure. The Investors and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transaction, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Investors and the Company agree that the initial press release to be issued with respect to the Transaction following execution of this Agreement shall be in the form mutually agreed by the parties (the “Announcement”). Notwithstanding the foregoing, this Section 5.1 shall not apply to any press release or other public statement made by the Company or the Investors (a) that is consistent with the Announcement and does not contain any information relating to the Transaction that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transaction.
Section 5.2    Confidentiality. Each Investor will, and will cause its respective Affiliates and its and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to such Investor, their Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to (x) this Agreement, including any such information provided in connection with such Investor’s rights under Section 5.4(f) (in the case of the Hayfin Investors), Section 5.6 or Section 5.8 or (y) pursuant to the non-disclosure agreement, dated as of April 1, 2020, by and between Essex Woodlands Services Co., Inc. and the Company (the “Confidentiality Agreement”) (the information referred to in clauses (x) and (y), collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing such Investor’s investment in the Company made pursuant to this Agreement (a “Permitted Purpose”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by such Investor, any of its Affiliates or any of their respective Representatives, (ii) was or becomes available to such Investor, any of its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source was not, to such Investor’s knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of such Investor, any of its Affiliates or any of their respective Representatives, provided that such information is not, to such Investor’s knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) is independently developed by such Investor, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. Such Investor agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to such Investor, its Affiliates, and its and their respective Representatives to the extent required for a Permitted Purpose, and in any event shall not be shared with any such Representative who, to such Investor’s knowledge, has an employment, advisory, agency, director or officer relationship with a Competitor, (ii) to its stockholders, limited partners, members or other owners, as the case may be, regarding the general status of its investment in the Company (without disclosing specific confidential information), and (iii) in the event that such Investor, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances such Investor, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case such Investor shall use reasonable efforts to assist the Company in this respect), at the Company’s sole cost and expense.
Section 5.3    Standstill. For the duration of the Standstill Period, each Investor agrees that unless specifically requested in writing in advance by the Board acting upon a majority vote of the directors other than the Investor Director(s), it will not, and will cause its Affiliates to not, directly or indirectly (including through any of its or its Affiliates’ respective Representatives acting on its or its Affiliates’ behalf), acting alone or in concert with others (or at any time during the Standstill Period assist, advise, participate or encourage others to):
(a)    acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, subject to the last sentence of this Section 5.3) of any material assets or businesses or any securities of the Company or any of its Subsidiaries, or any rights or options to acquire such ownership (including from any third party); provided that the foregoing shall not prevent any conversion into shares of Common Stock pursuant to the terms of the Private Placement Shares or any acquisition of securities pursuant to Section 5.8;
(b)    publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any of its Subsidiaries;
(c)    initiate any shareholder proposal or the convening of a shareholders’ meeting of or involving the Company or any of its Subsidiaries;
(d)    solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act;
(e)    otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any of its Subsidiaries thereof; provided, that this clause (e) shall not restrict the exercise by such Investor of any of its express rights under this Agreement or the Transaction Documents;
(f)    enter into any discussions, negotiations, agreements, arrangements or understandings with any other Person with respect to any matter described in the foregoing clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its Subsidiaries;
(g)    request that the Company (or its Board or the Company’s Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this section, or refer to any desire or intention, but for this section, to do so; or
(h)    make any public disclosure, or take any action that could reasonably be expected to require such Investor or its Affiliates (or its and their Representatives) or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement or the Transaction Documents.
Notwithstanding anything in this Section 5.3 to the contrary (A) such Investor may make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreements not to enforce clause (a) or clause (b) of this Section 5.3 and may make proposals or offers (but only privately to the Company and not publicly) regarding the transactions contemplated by clause (a) or clause (b) of this Section 5.3, in each case, at any time after a Fundamental Change Event, (B) the Hayfin Investors and their respective Affiliates, may during the Standstill Period, purely for passive investment purposes, acquire additional Common Stock of the Company, so long as the aggregate amount of Common Stock beneficially owned by the Hayfin Investors and their Affiliates and any other person in a group (as such term is used in Section 13(d) of the Exchange Act) with any of the Hayfin Investors or their Affiliates in the aggregate would not exceed 4.9% of the total number of outstanding shares of Common Stock. For purposes of this Section 5.3, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.
Section 5.4    Transfer Restrictions.
(a)    Except as otherwise permitted in Section 5.4(b), from the date hereof until the second anniversary of the Closing (the “Lock-Up Period”), each of the EW Investor Parties and each of the Hayfin Investor Parties will not (i) Transfer any Private Placement Shares or shares of Common Stock issued upon conversion of Private Placement Shares or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss that results from a decline in the market price of, the Private Placement Shares or any shares of Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Private Placement Shares or shares of Common Stock or any other capital stock of the Company.
(b)    Notwithstanding Section 5.4(a), during the Lock-Up Period each of the EW Investor Parties and each of the Hayfin Investor Parties shall be permitted to Transfer any portion or all of their Private Placement Shares or shares of Common Stock issued upon conversion of Private Placement Shares under the following circumstances:
(i)    (x) in the case of the EW Investor, Transfers to any Permitted Transferees of the EW Investor or an EW Investor Party, and (y) in the case of each Hayfin Investor, Transfers to any Permitted Transferees of such Hayfin Investor or a Hayfin Investor Party, but only if in each case of (x) and (y), (A) the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement; and (B) the transferee and the transferor agree in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) that the transferee shall Transfer the Private Placement Shares and/or shares of Common Stock issued upon conversion of Private Placement Shares so Transferred back to the transferor or another Permitted Transferee (of the Investor from whose holdings such Private Placement Shares were first transferred) at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;
(ii)    Transfers of shares of Common Stock issued upon conversion of Private Placement Shares pursuant to a tender offer or exchange offer for at least a majority of the equity securities of the Company made by a Person who is not an EW Investor Party or Hayfin Investor Party (or any of their respective Affiliates) to all shareholders of the Company, with the prior consent of the Board acting upon a majority vote of the directors other than the Investor Director(s); and
(iii)    In the case of the Hayfin Investors, the granting of pledges and security interests in the ordinary course of business to bona fide debt financing sources of the Hayfin Investors or any of their Affiliates (and any enforcement of any such pledge or security interest.
(c)    Following the end of the Lock-Up Period, Transfers may only be made by any EW Investor Party or Hayfin Investor Party (as applicable): (i) in ordinary course market transactions executed through the facilities of an exchange or over the counter market that are not directed to specific Persons; (ii) in the case of the EW Investor Parties, in broadly-distributed public offerings (A) pursuant to such Investor’s rights under the Registration Rights Agreement or (B) pursuant to Rule 144 under the Securities Act; or (iii) in customary block trades executed through brokers, provided, that (x) no EW Investor Party or Hayfin Investor Party (together with their respective Affiliates) may Transfer, in any such transaction or a series of related transactions, more than 4.9% of the total number of outstanding shares of Common Stock, and (y) no such block trade shall be permitted if such EW Investor Party or Hayfin Investor Party or any of their respective Affiliates knows or believes that any transferee in such transaction is a Competitor (Transfers described in clauses (i), (ii) and (iii), “Exempt Post-Lockup Transfers”); or (iv) to any Person that is not a Competitor in compliance with the provisions of Section 5.4(d).
(d)    For a Transfer (other than an Exempt Post-Lockup Transfer, which need not comply with this Section 5.4(d)) to comply with this Section 5.4(d), (i) the transferor in any such Transfer shall provide prior written notice to the Company of the identity of the transferee, together with a certification by the transferor that to its knowledge the transferee is not a Competitor and (ii) the transferee shall (A) provide to the Company prior to such Transfer a certification by the transferee that it is not a Competitor and (B) agree in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company) to be bound by the restrictions on Transfers set forth in Section 5.4(c) to the same extent as if it were an Investor. The Company may at any time, and shall, within 15 Business Days of a request by an Investor made from and after the 30th day prior to the end of the Lock-Up Period, provide a list of all Competitors of the Company to whom Transfers are prohibited pursuant to Section 5.4(c), which list shall be final and binding on the Investors and the Company for all purposes hereunder.
(e)    Any attempted Transfer in violation of this Section 5.4 shall be null and void ab initio and the Company shall not be required to recognize such Transfer.
(f)    For the period from the date hereof until the date that is four years following the Closing, the Company shall provide prior written notice to the Hayfin Investors if the Company will undertake any actions set forth in Subsections 13(i), (ii) and (vi) of the Preferred Stock Amendment, such notice to be provided no later than the tenth (10th) Business Day prior to such action being effective; provided, that the contents of such notice shall constitute Confidential Information for the purposes of this Agreement. The rights of each of the Hayfin Investors under this Section 5.4(f) are individual to each such Hayfin Investor and shall not be directly or indirectly transferable or assignable to any other Person, other than to Permitted Transferees of the Hayfin Investors (but excluding Persons falling within subclause (iv) of the definition of “Permitted Transferee” as set forth in Section 1.1).
Section 5.5    Legend.
(a)    All certificates or other instruments representing the Private Placement Shares and any shares of Common Stock issued upon conversion of Private Placement Shares will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF JUNE 30, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
(b)    Upon request of the applicable EW Investor Party or Hayfin Investor Party and, if reasonably requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate or other instrument for any Private Placement Shares or Common Stock to be Transferred in accordance with the terms of this Agreement. The second paragraph of the legend shall be removed upon request by an Investor in connection with any Transfer permitted by this Agreement to the extent the restrictions set forth in this Agreement would not be applicable to the Transfer.
Section 5.6    Investor Directors.
(a)    Designation of Preferred Directors. Pursuant to Subsection 14 of the Preferred Stock Amendment, the EW Investor is entitled to designate up to two (2) directors to the Board (such directors, the “Preferred Directors”) upon and subject to the terms and conditions set forth therein and only for so long as any shares of the Series B Preferred Stock remain outstanding. The Parties acknowledge and agree that if the EW Investor is a 5% Holder or a 10% Holder at the time that no shares of Series B Preferred Stock are outstanding, then (i) any Preferred Directors then sitting on the Board shall be deemed to be the Investor Directors hereunder as if they had been the Investor Designees hereunder and been appointed or elected to the Board and (ii) the rights set forth in this Section 5.6 shall take effect from and after the time that no shares of Series B Preferred Stock remain outstanding. None of the rights of the EW Investor under this Section 5.6 shall be in effect unless and until no shares of Series B Preferred Stock are outstanding.
(b)    From and after the time that no shares of Series B Preferred Stock remain outstanding:
(i)    for so long as the EW Investor is a 10% Holder, the EW Investor shall have the right to designate two (2) Investor Designees to be nominated by the Company to serve on the Board;
(ii)    for so long as the EW Investor is a 5% Holder, the EW Investor shall have the right to designate one (1) Investor Designee to be nominated by the Company to serve on the Board; and
(iii)    in the event the EW Investor is neither a 5% Holder nor a 10% Holder, the EW Investor shall have no right to designate any person to be nominated by the Company to serve on the Board.
(a)    Election of Investor Designees. From and after the time that no shares of Series B Preferred Stock remain outstanding:
(i)    the Investor Designees shall, when up for election, subject to the terms hereof and applicable Law, be the Company’s nominees to serve on the Board and the Company shall solicit proxies for the Investor Designees to the same extent as it would for any of its other nominees to the Board;
(ii)    the Company’s proxy statement for the election of directors shall include the Investor Designees and the recommendation of the Board in favor of election of the Investor Designees; and
(iii)    if any Investor Designee is not elected to serve as an Investor Director, the Board will take all lawful actions to appoint such Investor Designee as an Investor Director, including increasing the size of the Board and appointing such Investor Designee to fill the vacancy created by such increase.
Upon the earlier of appointment or election to the Board, an Investor Designee shall herein be referred to as an “Investor Director”.
(b)    Resignation; Removal.
(i)    If, at any time after no shares of Series B Preferred Stock remain outstanding, two (2) Investor Directors are serving on the Board, and the EW Investor ceases to be a 10% Holder, the EW Investor shall immediately deliver notice to the Board indicating which Investor Director’s conditional resignation described in Section 5.6(e)(iii) below shall be deemed to have been tendered, and a majority of the then remaining directors (other than the Investor Directors) shall determine whether or not to accept such resignation. If the Board receives no such notice within five (5) Business Days after the EW Investor ceases to be a 10% Holder, the Board (other than the Investor Directors) shall determine which Investor Director’s conditional resignation described in Section 5.6(e)(iii) below shall be deemed to have been tendered, and a majority of the then remaining directors (other than the Investor Directors) shall determine whether or not to accept such resignation. If the Board determines not to accept such resignation, the Investor Director who tendered his or her resignation shall cease to be an Investor Director hereunder.
(i)    If, at any time after no shares of Series B Preferred Stock remain outstanding, pursuant to Section 5.6(d)(i), only one (1) Investor Director is serving on the Board, and the EW Investor ceases to be a 5% Holder, (a) a majority of the then remaining directors (other than the Investor Director) shall determine whether or not to accept the conditional resignation of such Investor Director and (b) the EW Investor shall no longer have any rights under this Section 5.6.
(i)    Subject to Section 5.6(b), the EW Investor shall have the right to designate any replacement for an Investor Designee, who shall be a Qualified Person, upon the death, resignation, retirement, disqualification or removal from office of any such Investor Designee and the Board shall take all necessary action to appoint such replacement Investor Designee, subject in all cases to (i) compliance with the Articles of Incorporation, the Bylaws, applicable Laws and applicable stock exchange rules and (ii) the requirements set forth in Section 5.6(e) below
(c)    Appointment Procedure. As a condition to any Investor Designee’s appointment or election to the Board pursuant to this Section 5.6, the EW Investor and such Investor Designee shall provide to the Company:
(i)    if requested by the Company, the information required from a nominating shareholder or a Proposed Nominee (as defined in Article II, Section 10 of the Bylaws) under Article II, Section 10 of the Bylaws;
(ii)    an undertaking in writing by the Investor Designee to (A) be subject to, bound by and duly comply with the code of conduct and other policies of the Company applicable to non-executive directors of the Company; and (B) recuse himself or herself from any deliberations or discussion of the Board or any committee thereof regarding the Company’s relationship with the EW Investor or any of its Affiliates, including in connection with the EW Investor’s purchase or holding of the Series B Preferred Stock; and
(iii)    a conditional irrevocable letter of resignation signed by the Investor Designee resigning automatically and without further action, subject to acceptance of such resignation by vote of a majority of the then remaining directors (other than any Investor Directors), upon the occurrence of any of the following events: (A) the EW Investor’s ceasing to be a 10% Holder and notice to such Investor Designee of the effectiveness of such Investor Designee’s resignation pursuant to Section 5.6(d)(i), (B) the EW Investor’s ceasing to be a 5% Holder, (C) such Investor Designee’s failure to satisfy the requirements set forth in clause (i), (ii), (iii), (iv) or (v) of the definition of Qualified Person or (D) such Investor Designee’s material breach of any of the Company’s Articles of Incorporation or Bylaws, committee charters, corporate governance guidelines, insider trading policies, stock ownership guidelines or similar governance documents.
(a)    The EW Investor will cause each proposed Preferred Director or Investor Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine such proposed Preferred Director or Investor Designee’s eligibility and qualification to serve as contemplated hereunder.
(b)    Indemnification. The Company shall indemnify each Investor Director and provide each Investor Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other non-executive members of the Board, pursuant to the Company Charter Documents, applicable Laws or otherwise. The Company hereby acknowledges that an Investor Director may have rights to indemnification and advancement of expenses provided by the EW Investor or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Director Indemnitors”). The Company hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to such Investor Director, (ii) it shall be required to advance the full amount of expenses incurred by such Investor Director, as required by law, the terms of the Company Charter Documents, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights such Investor Director may have against the Director Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Director Indemnitors from any and all claims against the Director Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Director Indemnitors on behalf of the Company with respect to any claim for which such Investor Director have sought indemnification from the Company shall affect the foregoing and the Director Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. These rights described in this Section 5.6(g) shall be a contract right.
(c)    Conflicts.
(i)    The Company reserves the right to withhold any information and to exclude the Investor Directors from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected to result in a conflict of interest.
(ii)    The EW Investor shall cause the Investor Directors not to participate in, and to recuse themselves from, any Board deliberations and actions relating to the Company’s relationship with any EW Investor Parties, including in connection with such EW Investor Parties’ purchase or holding of the Series B Preferred Stock.
(a)    For the avoidance of doubt, notwithstanding anything to the contrary herein or in the Company Charter Documents, the number of directors that the EW Investor is entitled to designate, nominate or require the Company to nominate to the Board pursuant to the Company Charter Documents or this Agreement, (i) shall not exceed two (2) from the Closing until the EW Investor is no longer at 10% Holder, (ii) shall not exceed one (1) from the Closing until the EW Investor is neither a 10% Holder nor a 5% Holder, and (iii) shall be zero thereafter.
(b)    No Assignment. The EW Investor’s rights under this Section 5.6 are individual to the EW Investor and shall not be directly or indirectly transferable or assignable to any other Person.
Section 5.7    Tax Matters.
(a)    The Company and its paying agent shall be entitled to deduct and withhold Taxes on all payments and distributions (or deemed distributions) with respect to the Private Placement Shares, or upon the conversion thereof, the Common Stock issued upon conversion of any or all of the Private Placement Shares, in each case, to the extent required by applicable Law. To the extent that any amounts are so deducted or withheld and properly remitted to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Entity on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Private Placement Share, or upon the conversion thereof, a share of Common Stock issued upon the conversion of a Private Placement Share, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Private Placement Share or any shares of Common Stock issued upon the conversion of Private Placement Shares, or any amount otherwise payable in respect of a share of Common Stock received upon the conversion of Private Placement Shares or any other amounts otherwise payable by the Company to the relevant holder or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts. Prior to the date of any payment, distribution or deemed distribution or conversion described in this Section 5.7, each Investor and each Permitted Transferee shall have delivered to the Company’s paying agent upon its request a duly executed, valid (as of the time of the applicable payment, distribution or deemed distribution or conversion), accurate and properly completed IRS Form W‑9, certifying that such Person is a U.S. Person, or appropriate Form W-8, as applicable.
(b)    The Company shall pay any and all documentary, stamp, recording, registration and similar issue or transfer Tax (“Transfer Tax”) due on (x) the issuance of the Private Placement Shares and (y) the issuance of shares of Common Stock upon conversion of Private Placement Shares. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issuance or delivery (or any transfer involved in the issuance or delivery) of Private Placement Shares or shares of Common Stock issued upon conversion of Private Placement Shares to a beneficial owner other than the beneficial owner of such Private Placement Shares or such shares of Common Stock issued upon conversion of Series B Preferred Stock immediately prior to the event pursuant to which such issuance or delivery is required, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.
(c)    The Company and the Hayfin Investors agree that it is their intention that the Hayfin Investors shall not be required to include in income as a dividend for U.S. federal income tax purposes under Section 305 of the Code any income or gain in respect of the Series B Preferred Stock on account of the accrual of dividends thereon (including any deemed dividends or as a result of any discount) unless and until such dividends are declared and paid in cash in accordance with Subsection 4 of Section 3.4 of the Articles of Incorporation or upon the conversion of such Hayfin Investor’s Series B Preferred Stock. The Company and the Hayfin Investors agree to take no positions or actions inconsistent with such treatment (including on any IRS Form 1099), unless otherwise required by (i) a change in applicable law or published official interpretation thereof after the date hereof, (ii) the promulgation of proposed Treasury Regulations by the Treasury Department or a notice promulgated by the IRS announcing the intent to promulgate such Treasury Regulations that, in each case, if finalized, would be legally applicable to the Company and have retroactive effect to the date on which a determination with respect to the obligation to withhold is being made, or (iii) a final determination of a Governmental Entity that is binding on the Company.
Section 5.8    Pre-emptive Rights.
(a)    For the purposes of this Section 5.8, “Excluded Issuance” shall mean: (a) the Company’s issuance of any securities as full or partial consideration in connection with a merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity; (b) the Company’s issuance to directors, officers, employees, consultants, service providers or agents of the Company of equity securities, including those issued upon the exercise of stock options, and the vesting and settlement of other awards granted under any employee share purchase or equity-based incentive plan, program or arrangement of the Company in existence as of the Closing or that has been approved by the Board; (c) the Company’s issuance of equity securities in connection with a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution, or similar transaction; (d) the Company’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Closing, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Closing;  (e) the Company’s issuance of securities pursuant to any equipment loan or leasing arrangement, Real Property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board and as in effect on the Closing; and (f) the Company’s issuance of the Series B Preferred Stock and any shares of Common Stock upon conversion of the Series B Preferred Stock.
(b)    For so long as the EW Investor is a 10% Holder, if the Company proposes to issue any equity securities (including any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, equity securities), other than in an Excluded Issuance, then the Company shall:
(i)    give written notice to the EW Investor no less than fifteen (15) Business Days prior to the closing of such issuance, setting forth in reasonable detail (to the extent then known) (A) the designation and all of the material terms and provisions of the securities proposed to be issued (the “Proposed Securities”); (B) the price and other terms of the proposed sale of such securities; and (C) the amount of such securities proposed to be issued; provided that following the delivery of such notice, the Company shall deliver to the EW Investor any such information the EW Investor may reasonably request in order to evaluate the proposed issuance, except that the Company shall not be required to deliver any information that has not been or will not be provided to the proposed purchasers of the Proposed Securities; and
(ii)    offer to issue and sell to the EW Investor on such terms as the Proposed Securities are issued and upon full payment by the EW Investor a portion of the Proposed Securities equal to the fully-diluted pro-forma ownership percentage that the shares of Series B Preferred Stock then held by the EW Investor would represent if all outstanding shares of Series B Preferred Stock were converted to shares of Common Stock at the time such equity securities are issued; provided, that if such issuance of Proposed Securities to the EW Investor would require the Company to obtain shareholder approval under applicable Law or the rules of the relevant securities exchange, then (A) the Company shall not be required to offer to issue or sell to the EW Investor such portion of the Proposed Securities if and to the extent that shareholder approval is not obtained, and (B) notwithstanding anything to the contrary in this Section 5.8, the Company will be free to sell the portion of the Proposed Securities that are not subject to the EW Investor’s rights under this Section 5.8(b)(ii) to the proposed purchasers of such Proposed Securities during the period in which shareholder approval is being sought for the issuance to the EW Investor hereunder.
(c)    The EW Investor will have the option, exercisable by written notice to the Company, to accept the Company’s offer and irrevocably commit to purchase, directly or through an Affiliate of the EW Investor, any or all of the equity securities offered to be sold by the Company to the EW Investor, which notice must be given within eight (8) Business Days after receipt of such notice from the Company. If the Company offers two (2) or more securities in units to the other participants in the offering, the EW Investor or its Affiliate, as applicable, must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, that the closing of any purchase by the EW Investor or its Affiliate may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any Governmental Entity. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the EW Investor or its Affiliates have not elected to purchase during the 120 days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the EW Investor in the notice delivered in accordance with clause (b) above. Any Proposed Securities offered or sold by the Company after such 120-day period shall be reoffered to the EW Investor pursuant to this Section 5.8.
(d)    The election by the EW Investor not to exercise its subscription rights under this Section 5.8 in any one instance shall not affect its right as to any subsequent proposed issuance.
(e)    Notwithstanding anything in this Section 5.8 to the contrary, the Company will not be deemed to have breached this Section 5.8 if not later than thirty (30) Business Days following the issuance of any Proposed Securities in contravention of this Section 5.8, the Company or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to the EW Investor so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, the EW Investor will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon substantially the same economic and other terms provided for in clause (b) and clause (c) above.
(f)    In the case of an issuance subject to this Section 5.8 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof.
Section 5.9    Relisting of Shares. The Company shall use commercially reasonable efforts to cause its shares of Common Stock to be relisted on the Nasdaq Capital Market as soon as reasonably practicable following the Closing by using commercially reasonable efforts to (a) be in compliance with Nasdaq listing rules, (b) be in compliance with the Company’s reporting obligations under the Exchange Act, (c) apply with Nasdaq to have its shares of Common Stock relisted on the Nasdaq Capital Market and (d) take any other actions reasonably necessary to satisfy the covenants set forth in this Section 5.9. The Company shall pay all fees and expenses in connection with satisfying the obligations under this Section 5.9.
Section 5.10    Listing of Shares. Upon the Company’s shares of Common Stock being relisted on the Nasdaq Capital Market, the Company shall promptly secure the listing or designation for quotation (as the case may be) of all of the Common Stock issuable upon conversion of Private Placement Shares on the Nasdaq Capital Market (to the extent such action was not taken in connection with the relisting) and shall, for so long as the Private Placement Shares remain outstanding, maintain such listing or designation for quotation (as the case may be) of all Common Stock from time to time issuable under the terms of the Preferred Stock Amendment. The Company shall pay all fees and expenses in connection with satisfying the obligations under this Section 5.10.
Section 5.11    Foreign Corrupt Practices Act Policies. The Company shall promptly institute and maintain policies and procedures designed to promote and achieve compliance with the anti-bribery provisions of the FCPA and other applicable anti-bribery or anti-corruption laws by the Company, its Subsidiaries, joint venture partners, and directors, officers, employees, and agents or other Persons acting on behalf of the Company.
ARTICLE VI

GENERAL PROVISIONS
Section 6.1    Notices. All notices, requests and other communications to any Party in connection with this Agreement shall be in writing and shall be deemed received on the date of receipt by the recipient thereof if delivered personally or, if received prior to 5:00 p.m. on a Business Day in the place of receipt, if sent via electronic facsimile, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the recipient. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any Party shall be given to such Parties at the following addresses (or at such other address for a Party as may be specified by like notice):
(a)    If to the Company:
MiMedx Group, Inc.
1775 West Oak Commons Ct. NE
Marietta, GA 30062
Attention: William F. “Butch” Hulse
Email: BHulse@mimedx.com
with copies (which shall not constitute notice) to:
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Asi Kirmayer
Email: akirmayer@sidley.com
(b)    If to the EW Investor:
EW Healthcare Partners
21 Waterway Avenue, Suite 225
The Woodlands, TX 77380
Attention: Richard Kolodziejcyk
Email: RKolodziejcyk@ewhealthcare.com
with copies (which shall not constitute notice) to:
Reed Smith LLP
599 Lexington Avenue, 22nd Floor
New York, NY 10022-7650
Attention: Mark Pedretti
Email: MPedretti@ReedSmith.com

(a)    If to any Hayfin Investor:
One Eagle Place
London, SW1Y 6AF
UK
Attention: Andrew Merrill, Barrett Polan
Email: gc@hayfin.com, Loanops@hayfin.com, Andrew.Merrill@hayfin.com, Barrett.Polan@hayfin.com
Fax: +44 207 692 4641
with copies (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Peter Feist
Email: peter.feist@weil.com
Section 6.2    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by (a) any Investor (whether by operation of Law or otherwise) without the prior written consent of the Company; provided, however, that following the Closing and subject to compliance with Section 5.4, an Investor may transfer or assign its rights hereunder to a Permitted Transferee in connection with the Transfer to such Permitted Transferee of the Private Placement Shares, or (b) by the Company without the prior written consent of the Investors. Any assignment in violation of this Section 6.2 shall be void ab initio. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties and permitted assigns.
Section 6.3    Prior Negotiations; Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties (including any prior agreement between the Company and any of each Investor’s Affiliates) with respect to the subject matter of this Agreement.
Section 6.4    Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any choice of Law provisions which would require the application of the Law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement shall be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding, provided, that an action for recognition or enforcement of any Judgment rendered by such court may be brought anywhere in the world. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding to an address provided in writing by the recipient of such mailing, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.
Section 6.5    Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.
Section 6.6    Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only upon written agreement of the Company and the Investors. Any amendment, restatement, modification or change effected in accordance with this Section 6.6 shall be binding upon the Investors, each transferee or future holder of the Private Placement Shares or shares of Common Stock issued upon the conversion of Private Placement Shares and the Company. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.
Section 6.7    Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
Section 6.8    Specific Performance. Subject to Section 6.12, each of the Parties hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each of the Parties hereto shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party hereto from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
Section 6.9    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.9.
Section 6.10    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law.
Section 6.11    Expenses. The EW Investor shall be entitled to receive reimbursement for all reasonable and documented out-of-pocket fees and expenses incurred through the Closing in connection with the Transaction (including reasonable and documented fees, charges and disbursements of the Investor’s outside attorneys) that are invoiced to the Company promptly following the Closing, up to a maximum amount of $1,500,000. To the extent invoiced prior to the Closing, the Company shall pay such fees and expenses at the Closing. Subject to the foregoing, and except as otherwise expressly provided herein or as otherwise agreed among the Parties, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.
Section 6.1    Limitations Regarding the Representations and Warranties.
(a)    All of the covenants or other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance. The representations and warranties made herein shall survive for twelve (12) months following the Closing, other than the following representations and warranties: Section 3.1, Section 3.2, Section 3.3, Section 3.8, Section 3.10, Section 3.21, Section 4.1, Section 4.2, Section 4.3, Section 4.8, Section 4.9 and Section 4.11, each of which shall survive for two (2) years following the Closing, and Section 3.11, which shall survive for four (4) years following the Closing; provided, that nothing herein shall relieve any Party of liability for any inaccuracy in or breach of such representation or warranty to the extent that any good-faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.
(b)    Without limiting the effect of any of the other limitations set forth in this Agreement, none of the Investors nor any other Person shall be entitled to recover any costs, damages, payments or monies of any kind in respect of any asserted breach of the representations and warranties of the Company made herein unless the aggregate amount of damages associated with such breach, together with the damages associated with all other breaches of the representations and warranties of the Company made herein, actually suffered by the Investors exceeds 0.5% of (i) in the case of the EW Investor Parties, the EW Investor Purchase Price or (ii) in the case of the Hayfin Investor Parties, the Aggregate Hayfin Purchase Price, at which time such EW Investor Parties or the Hayfin Investor Parties (as applicable) shall be entitled to recover the amount of the damages actually incurred by the EW Investor Parties or the Hayfin Investor Parties (as applicable) as a direct result of all such breaches of the representations and warranties of the Company made herein that exceeds such amount.
(c)    Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedy for each Investor and their respective Affiliates for any claim arising out of an alleged breach of the representations and warranties of the Company made herein will be to bring a claim for a breach of contract in respect of such breach.

Section 6.2    Rights and Remedies under the New Credit Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (including Section 4.9, Section 4.11, Section 5.2 and Section 5.3) shall restrict Hayfin Services LLP or any lender under the New Credit Agreement from exercising any and all of its rights or remedies under, and shall not amend, waive or otherwise modify any of the terms or provisions of, the New Credit Agreement or any of the Loan Documents (as defined in the New Credit Agreement).
Section 6.3    Acknowledgement. Each of the Parties hereby acknowledges and agrees that the Investors are acting independently of each other and nothing herein or in any other Transaction Document shall be deemed to create any agreement, arrangement or understanding between or among the EW Investor, on the one hand, and each of the Hayfin Investors, on the other hand. All agreements of the EW Investor are between the EW Investor and the Company, and all agreements of the Hayfin Investors are between the Hayfin Investors and the Company.
[Signature pages follow]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.
MIMEDX GROUP, INC.
By: /s/ Timothy R. Wright
Name: Timothy R. Wright
Title: Chief Executive Officer

FALCON FUND 2 HOLDING COMPANY, L.P.
By: EW Healthcare Partners Fund 2-UGP, LLC,
its general partner

By: /s/ Martin P. Sutter
Name: Martin P. Sutter
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

HAYFIN DIRECT LENDING FUND III SCSP

By: Hayfin DLF III GP Sarl, its General Partner

By: /s/ Lina Kavoliune
Name: Lina Kavoliune
Title: Authorized Signatory

[Signature page to Securities Purchase Agreement]

HAYFIN SAPPHIRE IV LP,

By: Hayfin Sapphire GP Limited, its General Partner

By: /s/ Lorna Carroll
Name: Lorna Carroll
Title: Authorized Signatory

[Signature page to Securities Purchase Agreement]

HAYFIN PT LP

By: Hayfin PT GP Limited, its General Partner

By: /s/ Lorna Carroll
Name: Lorna Carroll
Title: Authorized Signatory

[Signature page to Securities Purchase Agreement]

INFINITY HOLDCO PRIVATE DEBT II S.AR.L.

By: /s/ Lina Kavoliune
Name: Lina Kavoliune
Title: Authorized Signatory

[Signature page to Securities Purchase Agreement]

Schedule 1

Schedule of Investors

Section (a): The following sets forth the Purchase Price payable by each Investor and the number of Private Placement Shares to be issued to such Investor in accordance with the terms of this Agreement, if the Hayfin Condition has been satisfied or waived in accordance with Section 2.2(d) by the Hayfin Condition Satisfaction Time:

Investor	Private Placement Shares	Purchase Price
Falcon Fund 2 Holding Company, L.P.	90,000	$90,000,000
Hayfin Direct Lending Fund III SCSp	7,888	$7,888,000
Hayfin Sapphire IV LP	884	$884,000
Hayfin PT LP	816	$816,000
Infinity Holdco Private Debt II S.ar.l.	412	$412,000

Section (b): The following sets forth the Purchase Price payable by each Investor and the number of Private Placement Shares to be issued to such Investor, each in accordance with the terms of this Agreement, if the Hayfin Condition has not been satisfied or waived in accordance with Section 2.2(d) by the Hayfin Condition Satisfaction Time:

Investor	Private Placement Shares	Purchase Price
Falcon Fund 2 Holding Company, L.P.	100,000	$100,000,000